Exhibit 99.1

RumbleOn Closes Acquisitions of Wholesale, LLC and Wholesale Express, LLC

Closes $21.6 million Private Placement of Class B Common Stock

CHARLOTTE, N.C. — October 30, 2018 — RumbleOn, Inc. (NASDAQ: RMBL) today announced the closing of its acquisitions of Wholesale, LLC. and Wholesale Express, LLC (together “Wholesale”), for aggregate consideration of $16 million in cash and 1,317,329 in shares of RumbleOn Series B Preferred Stock.

“Wholesale accelerates our plan to enter the huge automobile marketplace and allows us to do it with meaningful size and scale, without the significant investments typically associated with new market entries. The combined company will benefit from RumbleOn’s powerful technology platform which will allow us to quickly ramp acquisitions direct from consumers and grow retail sales to consumers both of which drive margin expansion. In addition, we will have multiple opportunities to leverage our marketing efforts across the platform. Our CFO, Steve Berrard, and I have deep experience in the automotive sector and we are highly confident that the addition of Wholesale to the RumbleOn platform will provide significant opportunities to drive shareholder value. We look forward to providing more detail and updates on our progress in the near term,” commented Marshall Chesrown, Founder, Chairman and CEO of RumbleOn.

In connection with the acquisitions, stockholders of the Company holding a majority of the voting power of RumbleOn’s common stock approved the conversion of the Series B Preferred Stock into an equal number of shares of RumbleOn’s Class B Common Stock. The Series B Preferred Stock automatically converts into shares of Class B Common Stock 21 days after the mailing of a definitive information statement describing the acquisitions and the conversion to non-consenting stockholders of the Company in accordance with the Federal Securities law.

RumbleOn also announced the closing of a $21.6 million private placement of its Class B Common Stock priced at $7.10 per share and the expansion of its existing credit facility by $5.0 million. RumbleOn used the proceeds from the private placement and the credit facility to fund the acquisitions of the Wholesale entities and will use the remaining balance for working capital.

National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation, and Craig-Hallum Capital Group served as co-placement agents on behalf of RumbleOn for the offering. Akerman LLP served as legal counsel to RumbleOn and McGuireWoods LLP served as legal counsel to the placement agents.

About RumbleOn
RumbleOn operates a capital-light disruptive e-commerce platform facilitating the ability of both consumers and dealers to Buy-Sell-Trade-Finance pre-owned vehicles in one online location. RumbleOn’s goal is to transform the way pre-owned vehicles are bought and sold by providing users with the most efficient, timely and transparent transaction experience. RumbleOn’s initial focus is the market for VIN specific pre-owned powersport vehicles with an emphasis on motorcycles and other powersports. Serving both consumers and dealers, through its 100-percent-online marketplace platform, RumbleOn makes cash offers for the purchase of pre-owned vehicles. In addition, RumbleOn offers a large inventory of pre-owned vehicles for sale along with third-party financing and associated products.

Forward Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors under the heading “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:
investors@rumbleon.com

Media Contact
RumbleOn@blastmedia.com